Exhibit 99.1

For more information:	Investor Relations;
John Ritchie	JoAnn Horne
Chief Financial Officer	Market Street Partners
EFI	415-445-3239
650-357-3500

EFI ANNOUNCES ADDITIONAL $100 MILLION

SHARE REPURCHASE PROGRAM

New program will supplement current $100 million repurchase authorization

Foster City, Calif. – November 15, 2007 – EFI (Nasdaq: EFII), the world leader in customer-focused digital printing, announced today that its Board of Directors has authorized a program to repurchase up to$100 million of the company’s common stock. This program is in addition to the previously authorized repurchase program for up to $100 million.

“We are pleased to increase our current share buyback authorization by an additional $100 million, which reflects our confidence in the company’s long term opportunities,” said Guy Gecht, CEO of EFI. “Our strong balance sheet combined with the high cash flow generation of our business allows us to expand our buyback program while still providing capital for growth through strategic acquisitions.”

The company intends, from time to time, as business conditions warrant, to purchase stock in the open market or through private transactions. Purchases may be increased, decreased or discontinued at any time without prior notice. The company intends to continue to observe certain repurchase conditions, including daily volume limitations, as provided under the applicable SEC safe harbor rules. Since the end of the third quarter of 2007, the company has repurchased approximately $55 million of the company’s common stock. The repurchase programs do not obligate the company to repurchase any specific number of shares and may be suspended at any time at management’s discretion.

EFI will discuss its operations along with its growth strategy at the Company’s Investor Day on November 27, 2007 in New York City.

About Electronics for Imaging, Inc. / EFI

EFI (www.efi.com) is the world leader in customer-focused digital printing innovation. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The company’s robust product portfolio includes Fiery® digital color print servers; VUTEk® superwide digital inkjet printers, UV and solvent inks; Jetrion® industrial inkjet printing systems; print production workflow and management information software; and corporate printing solutions. EFI maintains 23 offices worldwide.

Safe Harbor for Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements in this press release include statements regarding the company’s intention to repurchase shares of common stock, the strength of the company’s business and the company’s growth opportunities, including the following, “We are pleased to increase our current share buyback authorization by an additional $100 million, which reflects our confidence in the company’s long term opportunities,”… “Our strong balance sheet combined with the high cash flow generation of our business allows us to expand our buyback program while still providing capital for growth through strategic acquisitions”…” The company intends, from time to time, as business conditions warrant, to purchase stock in the open market or through private transactions.”…” Purchases may be increased, decreased or discontinued at any time without prior notice.”…” The company intends to continue to observe certain repurchase conditions, including daily volume limitations, as provided under the applicable SEC safe harbor rules.”. “ EFI undertakes no obligation to update information contained in this press release. For further information regarding risks and uncertainties associated with EFI’s businesses, please refer to the section entitled “Factors That Could Adversely Affect Performance” in the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K and its quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.